Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

MACK-CALI REALTY CORPORATION ANNOUNCES RESIGNATION OF JONATHAN LITT FROM THE BOARD OF DIRECTORS

Jersey City, New Jersey—August 22, 2016—Mack-Cali Realty Corporation (NYSE: CLI) (the “Company”), a leading owner, manager, and developer of office and class A residential real estate throughout the Northeast, announced today that Jonathan Litt has resigned as a director of the Company, effective as of August 18, 2016.  Mr. Litt’s resignation is not related to any disagreement with the Company’s operations, policies, or practices.

“We thank Jonathan for his two plus years of service to the Company. During his tenure with Mack-Cali, the board of directors helped create and guide a new executive leadership team and formulate our new three-year strategic plan,” said Michael J. DeMarco, Mack-Cali President.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets.  Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:	Anthony Krug	Ilene Jablonski	Deidre Crockett
	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation
	Chief Financial Officer	Vice President of Marketing	Director of Investor Relations
	(732) 590-1530	(732) 590-1528	(732) 590-1025
	tkrug@mack-cali.com	ijablonski@mack-cali.com	dcrockett@mack-cali.com

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